                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /x/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                UTILICORP UNITED INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/x/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
         $1,078,816
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
         Preliminary Joint Proxy Statement/Prospectus on Schedule 14A and KC United Corp. Form S-4 File No. 333-02223
        ------------------------------------------------------------------------
     3) Filing Party:
         UtiliCorp United, Kansas City Power & Light
        ------------------------------------------------------------------------
     4) Date Filed:
         February 21, 1996 and April 4, 1996
        ------------------------------------------------------------------------

WHY THE UTILICORP UNITED/KCPL
COMBINATION MAKES STRATEGIC SENSE

- -    Growth today and tomorrow
- -    Strategic powerhouse
- -    Real benefits

THE MERGER WILL ACCELERATE VALUE FOR ALL STAKEHOLDERS NOW AND OVER THE LONG TERM
     -    A dividend rate of $1.85 is secure, achievable and immediate
     - Based on historical P/E multiples and earnings potential we believe there is a very strong outlook for the stock price
     - Growth is accelerated beyond what either company could achieve on its own
     - Earnings growth is underpinned by realistic cost savings and additional efficiencies
     - Earnings growth is driven by the expansion of existing operations and programs

THE COMPLEMENTARY COMBINATION POSITIONS A STRATEGIC POWERHOUSE
     - The merged company becomes the 12th largest combination utility positioned for competition and strong growth
     - Blends financial strength and operational excellence of KCPL with the aggressive growth and successful track record of UCU
     - Increases diversification of products, services and geographic presence
Blends KCPL electric trading capabilities with UCU's gas trading operations to form an energy trading company among the top 10 in the nation
     - Knowledge gained by UCU in deregulated and non-regulated businesses lowers the regulatory risk of the merged companies

THE UTILICORP/KCPL MERGER BENEFITS
Greater stability and assurance of continued dividend growth because of diversity of assets, revenues and non-regulated business experience
Can be completed on the original schedule of 2nd quarter 1997 and benefits flow immediately to shareholders

WHY KCPL SAID NO TO WESTERN - RISK
WESTERN'S QUESTIONABLE HOSTILE BID FOR KCPL

- -    Financial risk
- -    Strategic misfit
- -    Empty promises

IF AN OFFER SOUNDS TOO GOOD TO BE TRUE, IT PROBABLY IS.
A HOSTILE TAKEOVER OF KCPL IS RISKY FOR KCPL SHAREHOLDERS
- -    There is no Western ballot to check which will get you any stock or cash from Western Resources
- -    Western has offered KCPL shareholders not cash but paper. It may be 3 or 4 years before Western could close a transaction with KCPL
- -    The Kansas Commission Staff proposed rate reductions could result in diminished future revenue and therefore questionable dividend security
- -    The biggest risk is that no merger will occur thus denying enhanced value and growth to UCU and KCPL shareholders. We believe that stock prices would return to pre-transaction levels

A WESTERN/KCPL COMBINATION IS A STRATEGIC MISFIT
- -    Similar geographic concentrations indicate greater exposure to regional and regulatory risks
- -    Together, Western and KCPL own 94% of Wolf Creek nuclear plant, concentrating a significant amount of capital and risk in a single asset
- -    Western doesn't offer KCPL a proven track record in non-regulated or international businesses
- -    WE BELIEVE WESTERN'S REAL INTENT IS TO DERAIL A TRULY STRATEGIC POWERHOUSE
     CREATED BY UTILICORP AND KCPL

WESTERN'S PROPOSAL AND PROJECTIONS ARE BASED ON EMPTY PROMISES AND FRUSTRATED BY NUMEROUS HURDLES

- -    We believe Western's exchange offer will not be consummated due to the many self-imposed conditions -- such as the required redemption of all KCPL preferred shares, a step which only the KCPL Board can direct
- -    No hostile takeover in the utility industry has ever been successful
- -    A regulatory "brick wall" will likely prevent completion of a KCPL takeover especially without a complicated and time consuming lawsuit:
          --   Missouri Business Combination Statute preventing hostile suitors from voting shares aquired for five years
          --   Missouri Public Service Commission

UTILICORP AND KCPL
PROJECTED PERFORMANCE ENHANCEMENTS
PROJECTED EPS CONTRIBUTIONS
[CHART, DATA POINTS SHOWN BELOW]
PER SHARE BENEFITS OF MERGER
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                   YR. 1          YR. 2          YR. 3          YR. 4
                                   -----          -----          -----          -----
SYNERGY SAVINGS                    $ .10          $ .16          $ .22          $ .25
ADDITIONAL OPERATIONAL
 BENEFITS                            .08            .08            .07            .06
INCOME ENHANCEMENT
  INTERNATIONAL                      .12            .08            .15            .15
  ENERGY MARKETING                   .04            .06            .04            .05
  NEW PRODUCTS                       .04            .11            .16            .24
                                   -----          -----          -----          -----
    TOTAL                          $ .38          $ .49          $ .64          $ .75
AVG. COMMON SHARES
  OUTSTANDING                      116.0          118.0          120.0          122.0

FINANCIAL DATA AT A GLANCE
                              PRO FORMA FINANCIALS
                       (IN MILLIONS EXCEPT PER SHARE DATA)

                                                         Years Ended Dec. 31,
                                                   1995           1994           1993
- -    Operating revenues                        $3,684.5       $3,266.4       $3,603.6
- -    Pre-tax operating income                     469.2          448.6          369.8
- -    Earnings available for
     common shares                                196.3          192.7          182.1

- -    Total assets                              $6,768.4       $5,881.5       $5,605.6
- -    Long-term debt, net                       $2,191.1       $1,775.4       $1,743.4
- -    Short-term debt (including
     current maturities)                         $396.5         $386.6         $235.3
- -    Common stock equity                        1,844.2        1,781.5        1,717.9
- -    Book value per common share                  17.10          16.69          16.53

COMBINED ELECTRIC GENERATION
COMBINED FUEL MIX

FOR YEAR ENDED DECEMBER 31, 1995
(BASED ON NET MEGAWATT-HOUR GENERATION)
[PIE CHART]

Coal           69%
Nuclear        21%
Gas            4%
Hydro          6%

COMBINED REVENUES $3,684.5
[PIE CHART]

Electric                        $1,463.7
Gas                               $616.8
Energy Related and Other        $1,604.0

CAPITALIZATION SUMMARY
As of December 31, 1995 (%)
[BAR CHART]

                                    Common Stock    Preferred Stock    Debt**
UtiliCorp                           39.0            5.2                55.8
KCPL                                49.2            5.0                45.8
Combined                            43.4            5.1                51.5
Industry Average*                   47.0            5.5                47.5

* Source: Value Line
** (Excludes short-term debt and current maturities)

UTILICORP & KCPL:
TWO COMPLEMENTARY PARTNERS COMING TOGETHER
UTILICORP UNITED, AN INTERNATIONAL, GROWTH-ORIENTED ENERGY AND SERVICES COMPANY, BRINGS TWO COMPELLING STRENGTHS TO THE COMBINATION
     -    A track record of innovation and growth
          - international operations since 1987, when most U.S. utilities were still domestically focused
          - EnergyOne, the first nationally branded line of products and services for electric and gas utility customers
          -    proven growth strategy, increasing pre-tax operating income by
               8.7 percent and building its business by $1.5 billion in assets since 1991
     - A solid foundation of diverse customers, operations, products and services
          -    assets of $3.9 billion
          -    annual sales of $2.8 billion
          - 1.7 million electric and gas utility customers spread among eight states, one Canadian province and Australia
          -    interests in 17 independent power projects
          -    operations in five countries

KANSAS CITY POWER & LIGHT, A WORLD CLASS PLANT OPERATOR AND LEADER IN FUEL PROCUREMENT AND PLANT TECHNOLOGY, CONTRIBUTES TWO KEY BENEFITS TO THE COMBINATION
     -    A strong financial position and diverse interests
          -    assets of $2.9 billion
          -    pre-tax operating income of $244.1 million
          -    strong balance sheet and debt rating
          - range of residential, commercial, industrial and municipal customers
          - diverse mix of regulated and unregulated businesses, energy-related businesses
          - access to high-growth Asian market through investment in Chinese generation venture
     -    A commitment to serving customers
          -    one of the first significant customer guarantee programs
          - innovative information services for customers, such as CellNet Data partnership

COMBINED SERVICE AREA
[MAP OF THE UNITED STATES HIGHLIGHTING KCPL/UTILICORP SERVICE TERRITORY. THE MAP INCLUDES A CLOSE-UP OF THE KANSAS CITY SERVICE TERRITORY AND INTERNATIONAL OPERATING LOCATIONS.]

MOST FREQUENTLY ASKED QUESTIONS
WHY WAS THE MERGER AMENDED?
Our friendly merger was restructured in May when it became apparent that KCPL's two-thirds voting requirements and the increasingly competitive marketplace would make KCPL shareholder approval of the original agreement difficult to attain.

WHAT CHANGES WERE MADE TO THE EXCHANGE RATIO?
In response to the marketplace, we adjusted the exchange ratio to 1-to-1 from 1.096-to-1, thereby delivering to KCPL shareholders additional, immediate value. We felt this change was necessary. We are confident in the success of the new deal which will provide shareholders of both companies with significant and accelerated value.

ARE UTILICORP SHAREHOLDERS LOSING OUT IN THE REVISED DEAL?
Absolutely not. This combination continues to be very attractive for UtiliCorp shareholders. It is unrealistic to compare this with the earlier agreement. Approval of the original agreement proved difficult to attain. Therefore we revised the agreement to better reflect the competitive marketplace and to realize the inherent value of the new company. UtiliCorp shareholders will continue to realize significant value from this transaction -- reflecting the growth potential of the combined company -- and receive a significant dividend increase that is double the anticipated dividend growth for UtiliCorp as a stand-alone company.

UNDER THE NEW STRUCTURE, IS KCPL REALLY "ACQUIRING" UTILICORP?
No. This transaction is a friendly merger of equals of two strong companies -- not an acquisition. The amended structure simply facilitates the completion of the combination. The end result will be substantially the same -- a new combined company named Maxim Energies, owned by the current shareholders of UtiliCorp and KCPL.

MOST FREQUENTLY ASKED QUESTIONS
WHY DID KCPL SAY NO TO WESTERN'S BID?
KCPL's Board of Directors unanimously rejected two Western offers because of its firm conviction that Western Resources' proposed merger is based on faulty assumptions that seriously jeopardize its dividend promises and raise questions regarding its financial forecasts that we expect will adversely affect its future stock price performance. KCPL has repeatedly voiced strong support for the UtiliCorp/KCPL combination.

WHY DON'T YOU STAY INDEPENDENT?
As competition intensifies due to continuing deregulation of energy markets, there are strategic advantages to this combination. By combining the unique strengths of KCPL & UtiliCorp, we will be equipped to deliver enduring dynamic growth as the energy markets continue to open up to competition.

WHY DON'T ALL THREE COMPANIES MERGE?
The boards of UtiliCorp and KCPL have considered all potential scenarios and firmly believe that combining these two companies delivers the greatest real value to all stakeholders.

WHY WILL KCPL OWN MORE OF THE COMBINED COMPANY WHEN THE NEW DEAL IS COMPLETED? The percentage ownership and exchange ratio in the combined company are based on shares outstanding. UtiliCorp has 46 million shares outstanding while KCPL has 61 million shares outstanding.

WILL UTILICORP CHANGE THE TERMS AGAIN BECAUSE OF WESTERN RESOURCES' REVISED HOSTILE OFFER FOR KCPL?
No. UtiliCorp has no intention of changing the current exchange ratio. We have a financially sound agreement with KCPL that reflects fair and full market value. We are not in a bidding war with Western Resources.